Cooper Standard Reports Fourth Quarter and Full Year 2019 Results

NOVI, Mich., February 24, 2020 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the fourth quarter and full year 2019.
Summary

•	Full year net income totaled $67.5 million or $3.92 per fully diluted share

•	Full year adjusted net loss totaled $3.3 million or $(0.19) per fully diluted share

•	Full year adjusted EBITDA totaled $201.6 million

•	Fourth quarter cash from operating activities of $68 million, free cash flow of $34 million; Year-end cash balance increased to $360 million

•	Net new business awards totaled $191 million in the quarter and $451 million for the full year

•	Contract awards related to the Company’s innovation products totaled $104 million in the quarter and $380 million for the full year
“Weak light vehicle production and commercial pressures in Asia continued to negatively impact our financial results in the fourth quarter,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “In addition, the UAW work stoppage in the United States and lower than planned volumes on certain important vehicle programs in North America further reduced sales and profits. Despite these challenges, we were able to generate positive free cash flow in the quarter.
“As we look ahead in 2020, our focus will be on providing continued world-class service and quality products to our customers, driving further improvement in our cost structure and optimizing cash flow to further enhance our strong balance sheet,” Edwards added. “We believe the successful execution of our operating plans and longer term strategic initiatives will enable us to drive improved returns on invested capital going forward.”

Consolidated Results*

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(dollar amounts in millions except per share amounts)
Sales	$726.2	$870.7	$3,108.4	$3,624.0
Net income (loss)	$(67.4)	$(24.2)	$67.5	$103.6
Adjusted net income (loss)	$(22.3)	$26.4	$(3.3)	$158.0
Earnings (loss) per diluted share	$(4.00)	$(1.36)	$3.92	$5.66
Adjusted earnings (loss) per diluted share	$(1.32)	$1.47	$(0.19)	$8.64
Adjusted EBITDA	$25.7	$75.7	$201.6	$372.7
*The financial results discussed throughout this release are presented on a preliminary basis. The Company’s annual report on Form 10-K for the year ended December 31, 2019 will include audited financial results.

The year-over-year change in fourth quarter and full year sales was primarily attributable to the sale of the Company's Anti-Vibration Systems (AVS) business, unfavorable volume and mix, including the impact of the United Auto Workers (UAW) work stoppage in the U.S., customer price adjustments and foreign exchange, partially offset by incremental sales from acquisitions.
Net loss for the fourth quarter 2019 included restructuring charges related to plant closures and headcount reductions, impairment charges related to fixed assets, as well as pension settlement charges related to the purchase of a bulk annuity policy designed to de-risk pension obligations in the U.S. Adjusted net loss for the fourth quarter 2019 excludes these and other non-cash or non-operating items and their related tax impact. The year-over-year change in adjusted net income (loss) for the fourth quarter was due largely to unfavorable volume and mix, including the impact of the UAW work stoppage in the U.S., customer price adjustments, general inflation, the sale of the Company’s AVS business and unfavorable foreign exchange, partially offset by improved operating efficiencies and other cost saving initiatives.
Net income for the full year 2019 included a gain on the sale of the Company’s AVS business, restructuring charges, pension settlement charges related to the bulk annuity purchase, non-cash impairment charges, certain project costs related to acquisitions and divestitures, and other non-cash or non-operating items and their related tax impact. Adjusted net loss for the full year 2019 excludes these items. The year-over-year change in full-year 2019 adjusted net income (loss) was due largely to unfavorable volume and mix, including the impact of the UAW work stoppage in the U.S., customer price adjustments, general inflation, higher raw material costs, the sale of the Company’s AVS business and unfavorable foreign exchange, partially offset by improved operating efficiencies, lower SGA&E expense and other cost saving initiatives.
The year-over-year change in fourth quarter and full year adjusted EBITDA is largely attributable to unfavorable volume and mix, customer price adjustments, the one-time impacts of the UAW work stoppage in the U.S. and a discontinued customer relationship in China, general inflation, higher raw material costs and unfavorable foreign exchange, partially offset by improved operating efficiencies and other cost saving initiatives.
Adjusted net income (loss), adjusted EBITDA, adjusted earnings (loss) per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments
During the fourth quarter, Cooper Standard successfully conducted 73 new launches of customer programs, an increase of 30 percent over the same period a year ago. For the full year, new launches totaled 271, an increase of 38 percent over 2018. Also during the fourth quarter, the Company received net new business awards totaling $191 million in anticipated future annualized sales. This brings the year-to-date total net new business awards to $451 million. Contract awards related to the Company’s recent product innovations, including new, replacement and conversion business, totaled $104 million for the fourth quarter and $380 million for the full year 2019.
Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs, based on customer forecast volumes.  Contract awards related to innovation products reflect anticipated sales from formally awarded new and replacement programs specifically with respect to products containing the company’s commercialized innovation products, such as MagAlloy™, ArmorHose™, ArmorHose™ TPV, LightHose, Gen III Posi-Lock, TP Microdense, Microdense EPDM, FlushSeal™ glass sealing technology and Fortrex™, based on customer forecast volumes.  The calculation of “net new business” and “new contract awards related to innovation products” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
Also during the fourth quarter, the Company undertook an initiative to de-risk pension obligations in the U.S. by purchasing a bulk annuity policy designed to match the liabilities of the plan. The annuity purchase was funded using plan assets. The related non-cash settlement charge of $15.2 million was recorded in pension settlement charges. As a result of the settlement, the Company’s overall projected benefit obligation as of December 31, 2019 was reduced by $58.2 million.

Cost Reduction and Strategic Restructuring Initiatives

The Company remains focused on reducing ongoing costs through improved operating efficiency and the further rightsizing of its operating footprint and overhead expenses. In 2019, the Company announced and largely completed the closure of 10 facilities, conducted a significant voluntary separation program and completed the transition to a global organization structure that streamlined the size and function of the Global Leadership Team and other senior leadership offices. In total, the anticipated annualized savings from these initiatives are expected to generate a cash return on the related restructuring expenses in less than two years.

In continuation of the Company’s cost optimization efforts, two additional manufacturing facilities are scheduled for closure in 2020. The restructuring expense related to these additional facility closures is expected to be approximately $15 million. The structural cost savings resulting from these initiatives are expected to drive a cash payback in approximately two years on an annualized basis. In addition to the facility closures, the Company is continuing a strategic review process to consider alternatives for certain unprofitable operations. The Company expects to provide further details and updates on this process as decisions are made and finalized.

Quarterly Segment Results

Sales

	Three Months Ended December 31,			Variance Due To:
	2019	2018	Change	Volume / Mix*	Foreign Exchange	Acquis./Divest.
	(Dollar amounts in thousands)
Sales to external customers
North America	$368,407	$476,378	$(107,971)	$(49,868)	$276	$(58,379)
Europe	199,963	230,245	(30,282)	(6,036)	(6,227)	(18,019)
Asia Pacific	136,867	141,760	(4,893)	6,512	(2,759)	(8,646)
South America	20,952	22,277	(1,325)	400	(1,725)	—
Consolidated	$726,189	$870,660	$(144,471)	$(48,992)	$(10,435)	$(85,044)
* Net of customer price reductions

•	The impact of the UAW work stoppage at GM plants in the United States is included in the volume/mix variance.

•	The impact of foreign currency exchange was primarily related to the Euro, Chinese Renminbi and the Brazilian Real.
Adjusted EBITDA

	Three Months Ended December 31,			Variance Due To:
	2019	2018	Change	Volume / Mix*	Foreign Exchange	Cost (Increases) / Decreases	Acquis./Divest.
	(Dollar amounts in thousands)
Segment adjusted EBITDA
North America	37,496	79,918	(42,422)	(28,727)	(2,474)	(8,201)	(3,020)
Europe	429	4,911	(4,482)	(2,237)	(1,161)	2,562	(3,646)
Asia Pacific	(13,691)	(6,492)	(7,199)	(6,320)	(803)	888	(964)
South America	1,448	(2,594)	4,042	407	182	3,453	—
Consolidated adjusted EBITDA	25,682	75,743	(50,061)	(36,877)	(4,256)	(1,298)	(7,630)
* Net of customer price reductions

•	The impact of the UAW work stoppage at GM plants in the United States is included in the volume/mix variance.

•	The Cost (Increases) / Decreases category above includes:

◦	The increase in material costs, wages and general inflation; tax settlements in Brazil; one-time impact of commercial settlements in Asia Pacific; and

◦	Net operational efficiencies of $16.4 million primarily driven by our North America and Europe segments.
Full Year Segment Results
Sales

	Year Ended December 31,			Variance Due To:
	2019	2018	Change	Volume / Mix*	Foreign Exchange	Acquis./Divest.
	(Dollar amounts in thousands)
Sales to external customers
North America	$1,641,724	$1,924,717	$(282,993)	$(175,275)	$(5,433)	$(102,285)
Europe	868,188	1,030,102	(161,914)	(57,722)	(50,797)	(53,395)
Asia Pacific	503,953	571,160	(67,207)	(81,777)	(22,623)	37,193
South America	94,535	98,063	(3,528)	4,393	(7,921)	—
Consolidated	$3,108,400	$3,624,042	$(515,642)	$(310,381)	$(86,774)	$(118,487)
* Net of customer price reductions

•	The impact of the UAW work stoppage at GM plants in the United States is included in the volume/mix variance.

•	The impact of foreign currency exchange was primarily related to the Euro, Chinese Renminbi and the Brazilian Real.

Adjusted EBITDA

	Year Ended December 31,			Variance Due To:
	2019	2018	Change	Volume / Mix*	Foreign Exchange	Cost (Increases) / Decreases	Acquis./Divest.
	(Dollar amounts in thousands)
Segment adjusted EBITDA
North America	212,530	320,955	(108,425)	(103,375)	(5,389)	4,704	(4,365)
Europe	22,702	45,105	(22,403)	(27,764)	(3,508)	13,534	(4,665)
Asia Pacific	(29,496)	13,849	(43,345)	(52,034)	(1,080)	9,914	(145)
South America	(4,128)	(7,251)	3,123	2,263	(673)	1,533	—
Consolidated adjusted EBITDA	201,608	372,658	(171,050)	(180,910)	(10,650)	29,685	(9,175)
* Net of customer price reductions

•	The impact of the UAW work stoppage at GM plants in the United States is included in the volume/mix variance.

•	The unfavorable impact of foreign currency exchange was primarily driven by the Canadian Dollar, the Euro, the Chinese Renminbi, the Polish Zloty, the Czech Koruna and the Brazilian Real.

•	The Cost (Increases) / Decreases category above includes:

◦	The increase in commodity, general inflation, and tariffs;

◦	Tax settlements in South America and the one-time impact of commercial settlements in Asia Pacific;

◦	Net operational efficiencies of $80.9 million primarily driven by our North America, Europe, and Asia Pacific segments; and

◦	The decrease in selling, administrative and engineering expense due to efficiencies related to cost improvement initiatives.

Liquidity and Cash Flow
As of December 31, 2019, Cooper Standard had cash and cash equivalents totaling $359.5 million, compared to $265.0 million as of December 31, 2018. Net cash provided by operating activities in the fourth quarter 2019 was $67.8 million compared to $71.4 million in the fourth quarter of 2018. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) improved to $34.4 million in the fourth quarter of 2019 compared to $13.4 million in the fourth quarter of 2018. For the full year 2019, net cash provided by operating activities was $97.7 million compared to $149.4 million in 2018. Free cash flow for the full year 2019 was an outflow of $66.8 million compared to an outflow of $68.7 million in 2018.
In addition to cash and cash equivalents, the Company had $173.0 million available under its senior amended asset-based revolving credit facility (“ABL facility”) for total liquidity of $532.5 million at December 31, 2019.
Total debt at December 31, 2019 was $807.6 million compared to $831.1 million at December 31, 2018. Net debt (defined as total debt minus cash and cash equivalents) at December 31, 2019 was $448.1 million, improved from $566.1 million at December 31, 2018. Cooper Standard’s net leverage ratio (defined as net debt divided by adjusted EBITDA) at December 31, 2019 was 2.2 times trailing 12 months adjusted EBITDA.
Outlook
Based on our outlook for the global automotive industry, macroeconomic conditions, current customer production schedules and our own operating plans, including the estimated first quarter impact of the coronavirus outbreak in China, the Company has issued 2020 full year guidance as follows:

Current Guidance[1]
Sales	$2.85 - $3.05 billion
Adjusted EBITDA[2]	$150 - $185 million
Capital Expenditures	$140 - $150 million
Cash Restructuring	$30 - $40 million
Cash Taxes	$10 - $15 million
Free Cash Flow	Positive
1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers February 2020 IHS production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details
Cooper Standard management will host a conference call and webcast on February 25, 2020 at 9 a.m. ET to discuss its fourth quarter and full year 2019 results, provide a general business update and respond to investor questions.
To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 877-374-4041 (international callers dial 253-237-1156) and provide the conference ID 5998676 or ask to be connected to the Cooper Standard conference call. Callers should dial in at least five minutes prior to the start of the call. Analysts and investors are invited to ask questions after the presentations are made.
The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.

About Cooper Standard
Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake delivery, and fluid transfer systems. Cooper Standard employs approximately 28,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through the Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations and policies governing the terms of foreign trade, such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except share and per share amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018 (a)	2019	2018 (b)
Sales	$726,189	$870,660	$3,108,400	$3,624,042
Cost of products sold	660,647	760,331	2,749,278	3,075,737
Gross profit	65,542	110,329	359,122	548,305
Selling, administration & engineering expenses	78,332	75,892	302,496	314,805
Gain on sale of business	(3,391)	—	(191,571)	—
Amortization of intangibles	4,793	4,248	17,966	14,844
Gain on sale of land	—	337	—	(10,377)
Goodwill impairment charges	—	45,281	—	45,281
Other impairment charges	18,993	43,706	23,139	43,706
Restructuring charges	21,888	9,881	51,102	29,722
Operating profit (loss)	(55,073)	(69,016)	155,990	110,324
Interest expense, net of interest income	(10,255)	(11,248)	(44,113)	(41,004)
Equity in earnings of affiliates	740	2,370	6,504	6,718
Loss on refinancing and extinguishment of debt	—	—	—	(770)
Pension settlement charges	(15,819)	(775)	(15,819)	(775)
Other expense, net	(1,169)	(865)	(4,260)	(4,838)
Income (loss) before income taxes	(81,576)	(79,534)	98,302	69,655
Income tax expense (benefit)	(10,912)	(49,048)	36,089	(29,400)
Net income (loss)	(70,664)	(30,486)	62,213	99,055
Net loss attributable to noncontrolling interests	3,280	6,279	5,316	4,546
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$(67,384)	$(24,207)	$67,529	$103,601

Weighted average shares outstanding
Basic	16,859,946	17,761,701	17,146,124	17,894,718
Diluted	16,859,946	17,761,701	17,208,768	18,290,202

Earnings (loss) per share:
Basic	$(4.00)	$(1.36)	$3.94	$5.79
Diluted	$(4.00)	$(1.36)	$3.92	$5.66
(a) Includes adjustment to previously reported amounts to decrease sales by $1,327, decrease income tax benefit by $466, increase net loss by $1,793, increase net loss attributable to noncontrolling interests by $645, and increase net loss attributable to Cooper-Standard Holdings Inc. by $1,148. Basic and diluted EPS were also each reduced by $0.06.
(b) Includes adjustment to previously reported amounts to decrease sales by $5,251, decrease income tax benefit by $283, decrease net income by $5,534, increase net loss attributable to noncontrolling interests by $1,369, and decrease net income attributable to Cooper-Standard Holdings Inc. by $4,165. Basic and diluted EPS were also each reduced by $0.23.

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
(Unaudited)

	December 31,
	2019	2018 (a)
Assets
Current assets:
Cash and cash equivalents	$359,536	$264,980
Accounts receivable, net	423,155	418,607
Tooling receivable	148,175	141,106
Inventories	143,439	175,572
Prepaid expenses	34,452	36,878
Other current assets	93,513	108,683
Assets held for sale	—	103,898
Total current assets	1,202,270	1,249,724
Property, plant and equipment, net	988,277	984,241
Operating lease right-of-use assets, net	83,376	—
Goodwill	142,187	143,681
Intangible assets, net	84,369	99,602
Deferred tax assets	56,662	71,049
Other assets	78,441	75,848
Total assets	$2,635,582	$2,624,145
Liabilities and Equity
Current liabilities:
Debt payable within one year	$61,449	$101,323
Accounts payable	426,055	452,320
Payroll liabilities	88,486	92,604
Accrued liabilities	119,841	102,976
Current operating lease liabilities	24,094	—
Liabilities held for sale	—	71,195
Total current liabilities	719,925	820,418
Long-term debt	746,179	729,805
Pension benefits	140,010	138,771
Postretirement benefits other than pensions	48,313	40,901
Long-term operating lease liabilities	60,234	—
Deferred tax liabilities	10,785	5,566
Other liabilities	34,154	37,209
Total liabilities	1,759,600	1,772,670
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	490,451	501,511
Retained earnings	619,448	569,215
Accumulated other comprehensive loss	(253,741)	(245,937)
Total Cooper-Standard Holdings Inc. equity	856,175	824,806
Noncontrolling interests	19,807	26,669
Total equity	875,982	851,475
Total liabilities and equity	$2,635,582	$2,624,145
(a) Includes adjustment to previously reported amounts to increase deferred tax assets by $1,042, increase accrued liabilities by $4,069, decrease deferred tax liabilities by $2,667, increase other liabilities by $7,667, decrease retained earnings by $6,810, decrease accumulated other comprehensive loss by $151, and decrease noncontrolling interests by $1,368.

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018	2017
Operating Activities:
Net income	$62,213	$99,055	$141,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	133,987	131,854	124,032
Amortization of intangibles	17,966	14,844	14,056
Gain on sale of business	(191,571)	—	—
Gain on sale of land	—	(10,377)	—
Impairment charges	23,139	88,987	14,763
Pension settlement charges	15,819	775	6,427
Share-based compensation expense	11,865	8,520	24,963
Equity in earnings, net of dividends related to earnings	(1,587)	(1,856)	(137)
Loss on refinancing and extinguishment of debt	—	770	1,020
Deferred income taxes	15,874	(38,931)	7,975
Other	5,230	2,652	1,286
Changes in operating assets and liabilities:
Accounts and tooling receivable	(26,534)	17,916	(26,428)
Inventories	29,430	1,410	(13,929)
Prepaid expenses	(150)	(4,647)	5,981
Accounts payable	(14,643)	(32,502)	11,415
Payroll and accrued liabilities	(1,258)	(61,800)	8,378
Other	17,917	(67,282)	(7,937)
Net cash provided by operating activities	97,697	149,388	313,106
Investing activities:
Capital expenditures	(164,466)	(218,071)	(186,795)
Acquisition of businesses, net of cash acquired	(452)	(171,653)	(478)
Proceeds from sale of business	243,362	—	—
Proceeds from sale of fixed assets and other	5,586	6,733	(13,349)
Net cash provided by (used for) investing activities	84,030	(382,991)	(200,622)
Financing activities:
Principal payments on long-term debt	(4,494)	(3,437)	(19,866)
Purchase of noncontrolling interest	(4,797)	(2,450)	—
Repurchase of common stock	(36,550)	(59,955)	(55,123)
Proceeds from exercise of warrants	—	—	2,373
(Decrease) increase in short term debt, net	(40,406)	65,198	10,683
Taxes withheld and paid on employees' share-based payment awards	(2,787)	(11,618)	(13,297)
Contribution from noncontrolling interests and other	5,042	(2,178)	(297)
Net cash used for financing activities	(83,992)	(14,440)	(75,527)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(3,392)	(3,019)	(1,475)
Changes in cash, cash equivalents and restricted cash	94,343	(251,062)	35,482
Cash, cash equivalents and restricted cash at beginning of period	267,399	518,461	482,979
Cash, cash equivalents and restricted cash at end of period	$361,742	$267,399	$518,461

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:

Cash and cash equivalents	$359,536	$264,980	$515,952
Restricted cash included in other current assets	12	18	88
Restricted cash included in other assets	2,194	2,401	2,421
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$361,742	$267,399	$518,461

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is adjusted EBITDA presented as percentage of sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(dollar amounts in thousands)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$(67,384)	$(24,207)	$67,529	$103,601
Income tax expense (benefit)	(10,912)	(49,048)	36,089	(29,400)
Interest expense, net of interest income	10,255	11,248	44,113	41,004
Depreciation and amortization	39,985	37,427	151,953	146,698
EBITDA	$(28,056)	$(24,580)	$299,684	$261,903
Gain on sale of business (1)	(3,391)	—	(191,571)	—
Restructuring charges (2)	21,888	9,881	51,102	29,722
Other impairment charges (3)	18,993	43,706	23,139	43,706
Pension settlement charges (4)	15,997	775	15,997	775
Project costs (5)	87	4,881	2,090	4,881
Lease termination costs (6)	164	—	1,167	—
Goodwill impairment charges (7)	—	39,818	—	39,818
Gain on sale of land (8)	—	337	—	(10,377)
Amortization of inventory write-up (9)	—	925	—	1,460
Loss on refinancing and extinguishment of debt (10)	—	—	—	770
Adjusted EBITDA	$25,682	$75,743	$201,608	$372,658

Sales	$726,189	$870,660	$3,108,400	$3,624,042
Net income margin	(9.3)%	(2.8)%	2.2%	2.9%
Adjusted EBITDA margin	3.5%	8.7%	6.5%	10.3%

(1)	Gain on sale of AVS product line.

(2)	Includes non-cash impairment charges related to restructuring.

(3)	Other non-cash impairment charges in 2019 related to fixed assets. Impairment charges in 2018 related to intangible assets of $791 and fixed assets of $42,915.

(4)	Non-cash pension settlement charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.

(5)	Project costs recorded in selling, administration and engineering expense related to acquisitions and divestiture.

(6)	Lease termination costs no longer recorded as Restructuring charges in accordance with ASC 842.

(7)	Non-cash goodwill impairment charges in 2018 related to impairments at our Europe and Asia Pacific reporting units, net of approximately $5,463 attributable to our noncontrolling interests.

(8)	In 2018, the gain on sale consists of gain on sale of land in Europe that was contemplated in conjunction with our restructuring plan.

(9)	Amortization of write-up of inventory to fair value for the 2018 acquisitions.

(10)	Loss on refinancing and extinguishment of debt relating to the March 2018 amendment of the Term Loan Facility.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(dollar amounts in thousands, except per share amounts)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$(67,384)	$(24,207)	$67,529	$103,601
Gain on sale of business (1)	(3,391)	—	(191,571)	—
Restructuring charges (2)	21,888	9,881	51,102	29,722
Other impairment charges (3)	18,993	43,706	23,139	43,706
Pension settlement charges (4)	15,997	775	15,997	775
Project costs (5)	87	4,881	2,090	4,881
Lease termination costs (6)	164	—	1,167	—
Goodwill impairment charges (7)	—	39,818	—	39,818
Gain on sale of land (8)	—	337	—	(10,377)
Amortization of inventory write-up (9)	—	925	—	1,460
Loss on refinancing and extinguishment of debt (10)	—	—	—	770
Tax impact of adjusting items(11)	(8,620)	(6,879)	27,271	(7,889)
Reversal of deferred tax valuation allowance (12)	—	(43,606)	—	(43,606)
Impact of U.S. tax reform(13)	—	748	—	(4,900)
Adjusted net income (loss)	$(22,266)	$26,379	$(3,276)	$157,961

Weighted average shares outstanding
Basic	16,859,946	17,761,701	17,146,124	17,894,718
Diluted (14)	16,859,946	17,761,701	17,208,768	18,290,202

Earnings (loss) per share:
Basic	$(4.00)	$(1.36)	$3.94	$5.79
Diluted	$(4.00)	$(1.36)	$3.92	$5.66

Adjusted earnings (loss) per share:
Basic	$(1.32)	$1.49	$(0.19)	$8.83
Diluted	$(1.32)	$1.47	$(0.19)	$8.64

(1)	Gain on sale of AVS product line.

(2)	Includes non-cash impairment charges related to restructuring.

(3)	Other non-cash impairment charges in 2019 related to fixed assets. Impairment charges in 2018 related to intangible assets of $791 and fixed assets of $42,915.

(4)	Non-cash pension settlement charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.

(5)	Project costs recorded in selling, administration and engineering expense related to acquisitions and divestiture.

(6)	Lease termination costs no longer recorded as Restructuring charges in accordance with ASC 842.

(7)	Non-cash goodwill impairment charges in 2018 related to impairments at our Europe and Asia Pacific reporting units, net of approximately $5,463 attributable to our noncontrolling interests.

(8)	In 2018, the gain on sale consists of gain on sale of land in Europe that was contemplated in conjunction with our restructuring plan.

(9)	Amortization of write-up of inventory to fair value for the 2018 acquisitions.

(10)	Loss on refinancing and extinguishment of debt relating to the March 2018 amendment of the Term Loan Facility.

(11)
Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

(12)	Relates to the reversal of the Company’s valuation allowance on net deferred tax assets in France and on capital losses in the U.S.

(13)	Tax impact of the transition tax on undistributed foreign earnings and the tax effect of adjusting deferred taxes for the Tax Cuts and Jobs Act enacted into law on December 22, 2017.

(14)
For the purpose of calculating adjusted diluted earnings (loss) per share for the year ended December 31, 2019 and quarter ended December 31, 2018, the weighted average shares outstanding were 17,146,124 and 18,003,882, respectively.

Free Cash Flow

The following table provides a reconciliation of net cash provided by operating activities to free cash flow (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(dollar amounts in thousands)
Net cash provided by operating activities	$67,790	$71,384	$97,697	$149,388
Capital expenditures	(33,381)	(57,983)	(164,466)	(218,071)
Free cash flow	$34,409	$13,401	$(66,769)	$(68,683)